Exhibit 10.32

LICENSE AGREEMENT

This Agreement is made as of this 1st day of February, 2005, by and between Shoolery Design, Inc., a California corporation (“Licensor”), whose address is 6222 Wilshire Blvd., Suite 400, Los Angeles, California 90048-5100, and Public Media Works, a California corporation (“Licensee”), whose address is 14759 Oxnard St., Van Nuys, California 91411.

WHEREAS Licensor is in the business of designing and manufacturing key art, logos and other materials to promote and market motion picture and other projects.

WHEREAS Licensee is a production company engaged in the production of various motion pictures, including a motion picture presently-entitled “Carpool Guy” (the “Picture”), and is desirous of using the key art, logos and other materials created by Licensor to promote and market the Picture.

WHEREAS the parties have agreed that Licensor will have the exclusive right to create promotional print materials for the Picture containing the key art, logos and other materials created by Licensor and/or containing other elements from the Picture.

WHEREAS the parties have agreed that Licensor will have the exclusive right to create, manufacture and distribute merchandise in connection with the Picture containing the key art, logos and other materials created by Licensor and/or containing other elements from the Picture.

WHEREAS the parties have agreed that Licensor will have the exclusive right to design and create the artwork for DVD and/or other home video versions of the Picture containing the key art, logos and other materials created by Licensor and/or containing other elements from the Picture.

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed as follows:

1.	LICENSED PROPERTY. The licensed property shall be the Print Materials (as defined below), the Merchandise (as defined below) and the Home Video Artwork (as defined below) and such other materials containing the key art, logos and other materials created by Licensor for the Picture as mutually approved by the parties (the “Licensed Property”).

2.	GRANT OF RIGHTS. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee the right (the “Granted Rights”) throughout the world in perpetuity to use the Licensed Property in connection with the exploitation of the Picture or any part of version thereof (including the advertising and promotion of same). All rights in and to the Licensed Property, all copyrights, other trade and service marks, patents, and other properties of Licensor not specifically granted in this Agreement are reserved to Licensor.

3.	PRINT MATERIALS.

3.1	Exclusivity. As between Licensor and Licensee, Licensor shall have the sole and exclusive right to create and manufacture all print materials (e.g., posters, one-sheets, souvenir programs, etc.) containing the Licensed Property and/or otherwise relating to the promotion and marketing of the Picture (the “Print Materials”).

3.2	Approvals. Licensor and Licensee shall mutually approve all Print Materials to be created by Licensor in connection with the Picture.

3.3	Fulfillment/Price. At its discretion, Licensee shall order Print Materials from Licensor by written order form to Licensor setting forth the specific Print Materials to be created by Licensor and the quantity of Print Materials required by Licensor. Licensee shall purchase all Print Materials from Licensor for a fee equal to Licensor’s actual cost of creating, manufacturing and delivering such Promotional Materials (the “Print Material Fee”), which fee shall be payable to Licensor as follows: fifty percent (50%) upon order of the Print Materials by Licensee and fifty percent (50%) thirty (30) days after delivery of the Promotional Materials to Licensee. To the extent any part of the Print Materials Fee is not paid to Licensor when due, Licensor may, in addition to any other remedies available to Licensor, setoff the amount of such unpaid Print Materials fee against other amounts otherwise payable by Licensor to Licensee pursuant to this Agreement (including, without limitation, Licensee’s share of any “Gross Proceeds” (as defined below) otherwise payable to Licensee). Upon Licensee’s request, Licensor shall provide Licensee prior to order with a written estimate of the Print Material Fee and the time required by Licensor to manufacture and deliver the Print Materials to Licensee. Licensor will deliver the Print Materials to Licensee in a timely manner consistent with Licensor’s custom and practice on a schedule mutually approved by the parties. Licensor shall stock such Print Materials strictly on a “Just-In-Time” basis (i.e., Licensor shall not be required to acquire or maintain a stock of inventory of Print Materials and shall only be required to manufacture items as such items are ordered by Licensee). Licensee acknowledges and agrees that the Print Materials requested by Licensee hereunder shall be used only in connection with the promotion and marketing of the Picture and shall not in any instance be sold by Licensee to the public in the form of merchandise or otherwise.

4.	MERCHANDISE.

4.1

Exclusivity. As between Licensor and Licensee, Licensor shall have the sole and exclusive right to create, manufacture, sell, license and otherwise dispose of any and all merchandise and/or other items for sale to the public containing the Licensed Property and/or otherwise relating to the Picture (the “Merchandise”). Licensor agrees to provide Licensee with written notice of any licenses entered into between Licensor and any third party with respect to the creation, manufacture, sale or other disposition of any Merchandise. Licensee shall have fifteen (15) days from the receipt of such notice in which to express any issues or requests in connection with

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the granting said licenses, and Licensor shall consider such issues or requests in good faith; provided, however, that Licensor’s right to enter into any such license shall not be conditioned upon the approval of Licensee and Licensee’s rights shall be one of consultation only.

4.2	Limited Edition Merchandise. Licensor shall provide to the Licensee the right to sell within an auction up to two hundred and fifty (250) posters produced by Licensor with original signatures of talent. In addition, Licensee shall have the right to sell within an auction up to two hundred and fifty (250) scripts which include the produced by Licensor “Carpool Guy” logo and contain original signatures of talent, Licensee shall pay Licensor an amount equal to the list-price for such merchandise in the “On-Line Store” (as defined below), less a 20% discount.

4.3	Approvals. Licensor and Licensee shall mutually approve all Merchandise to be created by Licensor in connection with the Picture.

4.4	On-Line Store. Licensor shall, at its expense, establish a separate website (the “On-Line Store”) on which Licensor shall offer for sale Merchandise to the public. Licensor shall have the sole responsibility for the creation, operation and maintenance of the On-Line Store, including order fulfillment, billing, delivery, return and refund processing and customer service. Licensor agrees to launch the On-Line Store within sixty (60) days following the mutual approval of at least four (4) items of Merchandise to be sold on the On-Line Store, which the parties agree will be at least the following items: (a) one style of t-shirt; (b) one style of hat; (c) one style of director’s chair; and (d) one style of poster, Licensor shall stock such Merchandise strictly on a “Just-In-Time” basis (i.e., Licensor shall not be required to acquire or maintain a stock of inventory of Merchandise and shall only be required to manufacture items as such items are ordered). Licensor shall use good faith efforts to ship Merchandise no later than two (2) to four (4) weeks from Licensor’s receipt of any particular order of Merchandise unless Licensor is prevented from doing so by reason of events beyond Licensor’s reasonable control (including delays in procuring materials or delays in delivery of materials). The parties may mutually agree to add additional items of Merchandise to the On-Line Store at any time.

4.5

Promotion. Licensee agrees to use reasonable efforts to promote the On-Line Store at its sole cost and expense in advertisements and promotions concerning the Picture. Licensee will also use reasonable efforts to prominently display pertinent information concerning the On-Line Store on the official website of the motion picture, the official website of Public Media Works and of all websites for the Picture under the direction and/or control of Licensee and/or any of its assignees or designees. In addition, Licensee shall advise all individuals rendering services in connection with the Picture to make non-denogatory mention of the On-Line Store during all publicity and media interviews in connection with the Picture. Licensor shall not be required to conduct any promotion or advertising concerning the On-Line Store, nor bear any expense related to such promotion or advertising of the On-Line Store, unless Licensor is engaged in writing by Licensee to provide such

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services for an additional fee (which fee shall be deemed a cost to be recouped by Licensor under paragraph 5.1.1 herein). Notwithstanding the foregoing, nothing herein shall prohibit Licensor from promoting and/or advertising the On-Line Store at its sole cost and discretion (including, without limitation, entering into cross-promotion agreements with other Internet websites to promote the On-Line Store).

4.6	Sales Taxes. Licensor shall be responsible for the filing and payment of all sales taxes in connection with the purchase and sale of Merchandise from the On-Line Store. Licensor shall be permitted to recoup such cases under paragraph 5.1.1 herein.

5.	MERCHANDISE PROCEEDS.

5.1	Allocation. “Gross Proceeds” (as defined below) from the exploitation of Merchandise by Licensor shall be applied in the following manner and in the order set forth below:

5.1.1	First, Licensor shall recoup all of its costs and expenses in connection with the design, manufacture, distribution, shipping and handling, advertising, promotion and/or other exploitation of the Merchandise (including, without limitation, any samples and any costs and expenses incurred in connection with the development, design, maintenance, operation, promotion or advertising of the On-Line Store) and/or other materials prepared at Licensee’s request hereunder. Licensor shall not be permitted to charge as a cost under this paragraph the salaries of executive employees of Licensor or a “flat” general overhead fee.

5.1.2	Second, 30% of the remaining Gross Proceeds derived from the exploitation or sale of Merchandise, excluding Gross Proceeds derived from (i) the sale of any DVD’s and/or other home video versions of the picture, (ii) the sale of Merchandise that does not contain the likeness of any on-screen talent, or (iii) the sale of Merchandise that does not contain the signature of any on-screen talent, shall be deposited into an escrow account for the payment of royalties, participations and other amounts to third parties providing services in connection with the Picture (“Participations”). Licensee shall be solely responsible for all other Participations in connection with the Picture, and Licensee shall pay all such Participations in accordance with Licensee’s agreement with the recipients of such Participations.

5.1.3	Third, Fifty Percent (50%) of the remaining Gross Proceeds shall be paid to Licensor and Fifty Percent (50%) of the remaining Gross Proceeds shall be paid to Licensee.

5.2

Gross Proceeds. “Gross Proceeds” shall mean all monies and /or other consideration received by Licensor in connection with the sale, license or other exploitation of the Merchandise hereunder, excluding any amounts that are

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refunded and/or otherwise returnable to third parties. Notwithstanding the foregoing, no receipts payable by Licensee ___ Licensor pursuant to Section 4.2. above shall be included within Gross Proceeds. Except as otherwise specifically set forth herein. Licensor shall not be entitled to participate in the proceeds from the distribution and/or other exploitation of the Picture itself unless the parties otherwise agree in writing.

6.	ACCOUNTING.

6.1	Accounting Periods. Gross Proceeds hereunder shall be computed by Licensor based upon the aggregate of Gross Proceeds derived from exploitation of Merchandise during accounting periods (herein “accounting periods”) as specified below. The first accounting period hereunder shall commence within sixty (60) days after the first sale of any item of Merchandise on the On-Line Store, Licensor shall render accountings on a quarterly basis. Licensor shall render an accounting statement to Licensee within forty-five (45) days after the end of each accounting period during which any Gross Proceeds are received by Licensor hereunder. In each quarter period, Licensor may retain from Licensee’s share of Gross Proceeds for that period up to fifteen percent (15%) of those proceeds as a reserve for returns of any Merchandise sold in each quarterly period, Which shall be liquidated in the next quarterly payment period following creation.

6.2	Examination of Books and Records. If Licensee so requests in writing , and affording Licensor at least ten (10) business days notice, Licensor will permit Licensee’s designated certified accountant, or other designated representative of Licensee, to make an examination, at Licensee’s expense of such of its books and records as may be necessary to verify the accuracy of any statement submitted to Licensee by licensor hereunder, Which examination with respect to each statement must take place during reasonable business hours, at Licensor’s office only once during the one (1) year period subsequent to the delivery of such earnings statement. Licensor need not furnish Licensee with copies of any records inspected, but Licensee may copy said records or make extracts therefrom at its sale expense. In the event that such examination reveals an error of seven percent (7%) or more, Licensor will , in addition to making restriction for such error, pay Licensee the reasonable cost of such examination.

6.3	Incontestability. Each statement rendered hereunder shall be binding upon Licensee and not subject to objection for any reason unless such objection is made in writing stating the basis thereof and delivered to Licensor within two (2) years from delivery of such statement. Unless notice is given to Licensor as provided in this section 6.3. each statement and other account rendered by Licensor shall be final , conclusive and binding upon Licensee and shall constitute an account stated.

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7.	HOME VIDEO ARTWORK.

7.1	As between Licensor and Licensee, Licensor shall have the sole and exclusive right to design and create the artwork for all DVD and other home video packaging for the Picture (“Home Video Artwork”).

7.2	Approvals. Licensor and Licensee shall mutually approve all Home Video Artwork to be created by Licensor in connection with the Picture.

7.3	Other Materials. Licensor will also have the exclusive right to provide the following with regards to the promotion and sale of the DVD and/or other home video version of the Picture; adaptation of 1-sheet and/or new creative exploration for Home Entertainment packaging; Video Store Magazine Release Ads; Consumer Publication Ads; Ad Max (these include barcodes, logo images and other marketing materials that large retail stores request); sell sheet (used to promote “sells” of the DVD to store owners); screener (copy protected version of the DVD with release date information for viewing by store owners); header card (Costco only); longbox (Costco only); in-store POP standees; and in-store POP DVD merchandise display box. Printing of these materials will be at the sole cost of the Licensee.

7.4	Pricing. As consideration for its services pursuant to this Section 7. Licensor shall be paid the sum of $0.50 per each DVD and/or other home video unit of the Picture sold or distributed anywhere in the world in perpetuity, other than those units sold through the On-Line Store. Licensee shall account for all sales on which such amount shall be paid, and Licensor shall have the right to audit such accountings, in the same time and manner as set forth in Section 6 with respect to the sale of Merchandise (except that in this case Licensee shall be the party providing the accountings, and Licensor shall be the party entitled to audit such accountings).

7.5	Firm Opportunity. Licensor shall have the first opportunity to obtain the DVD and/or other home video version of the Picture for resale through the On-Line Store throughout the world in perpetuity via the Internet. Licensee shall sell such units to Licensor on terms to be negotiated in good faith between the parties, provided that the price per unit shall not exceed the wholesale price per unit offered to any other purchaser of such products.

8.

THIRD-PARTY RELEASES. If and to the extent that Licensor at Licensee’s written request incorporates into the Licensed Property any video or audio footage from the Picture, the name, likeness and/or other characteristic of any actor from the Picture, and/or otherwise any other element from the Picture (including, without limitation, any dialogue from and/or the title of the Picture) (the “Picture Elements”), Licensee hereby grants to Licensor at no cost the right to use such Picture Elements in the Licensed Property throughout the world in perpetuity so that Licensor shall have full ownership of the Licensed Property. In connection with the preceding sentence, Licensee shall obtain at no cost to Licensor all

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appropriate releases required by Licensor from actors and/or other individuals appearing in or otherwise rendering services in connection with the Picture.

9.	APPROVALS. All approvals exercised by the parties hereunder shall be exercised in writing and in a reasonable and timely manner.

10.	COPYRIGHT/TRADEMARK. Licensee shall not at any time do nor knowingly permit to be done, anything which may impair Licensor’s copyright, trade names, trade marks, service marks or any other right, title or interest in or to the Licensed Property. Licensor shall be permitted to imprint on each item of Licensed Property and all advertising, promotional, packaging and wrapping material wherein the Licensed Property appears, appropriate copyright, trademark, service mark and patent notices. Licensee may assist Licensor, at Licensor’s expense, in the procurement, protection, and maintenance of Licensor’s rights to the Licensed Property. Licensor may, in its sole discretion, commence or prosecute and effect the disposition of any claims or suits relative to the imitation, infringement and/or unauthorized use of the Licensed Property either in its own name, or in the name of Licensee, or join Licensee as a party in the prosecution of such claims or suits. Licensee agrees to cooperate fully with licensor in connection with any such claims or suits and undertakes to furnish full assistance to Licensor in the conduct of all proceedings in regard thereto at the expense of Licensor. Licensee shall promptly notify Licensor in writing of any infringements of imitations or unauthorized uses by others of any of the Licensed Property of which Licensee becomes agree. Licensor shall in its sole discretion have the right to settle or effect compromises in respect thereof. Licensee shall not institute any suit or take any action on account of such infringements, imitations or unauthorized uses.

11.	REPRESENTATIONS AND WARRANTIES.

11.1	Licensee’s Representations and Warranties. Licensee warrants, represents and undertakes: that it is free to enter into and fully perform the rights and obligations set out in this Agreements; it shall faithfully observe the approval and consultation rights of Licensor as set forth herein; and that it owns or controls all rights in and to the picture and Picture Elements in order to permit Licensor to develop, produce, manufacture, exhibit, advertise and exploit the Print Materials, Merchandise. Home Video artwork and/or any other materials containing the Licensed Property in accordance with the terms hereof free and clear of any claims from any third party.

11.2	Licensor’s Representations and Warranties. Licensor warrants, represents and undertakes that: it is free to enter into and fully perform the rights and obligations set out in this Agreement; and that it owns or controls all rights in and to the Licensed Property (except as to rights acquired from Licensee) in order to permit Licensee to exploit the Licensed Property in accordance with the terms hereof free and clear of any claims from any third party.

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12.	INDEMNIFICATION.

12.1	Licensee’s Indemnification. Licensee shall indemnify and defend licensor against all claims, costs, proceedings, demands, losses, damages, expenses (including reasonable outside legal and other professional expenses) and/or liabilities whatsoever arising directly or indirectly as a result of any breach of any of the Licensee’s undertakings, warranties or obligations under this Agreement and/or as a result of the development, production, transmission, distribution and/or other exploitation of the Picture or any element thereof.

12.2	Licensor’s Indemnification. Licensor shall indemnify and defend Licensee against all claims, costs, proceedings, demands, losses, damages, expenses (including reasonable outside legal and other professional expenses) and/or liabilities whatsoever arising directly or indirectly as a result of any breach of any of Licensor’s undertakings, warranties or obligations under this Agreement.

13.	INSURANCE.

Licensee shall maintain customary errors and omissions and general liability policies in full force and effect to Licensor’s reasonable satisfaction. Licensee shall provide certificates of insurance naming Licensor as an additional insured to such policies upon Licensor’s request. Licensor shall include Licensee as an additional insured on its standard errors and omissions and general liability policies and provide evidence of same upon Licensee’s request.

14.	CONFIDENTIALITY.

Any information disclosed by one party to the other which relates to original elements, production processes, and the like, which are confidential and not known to the public or the entertainment community shall be deemed proprietary confidential information. Such information shall be treated as strictly confidential and shall not be disclosed to any third party except in connection with the development, production and exploitation of the Picture and/or any of the exploitation of the party’s rights hereunder. Licensee shall not disclose or make public any financial or other confidential information relating to this Agreement except as may be otherwise required by law.

15.	ASSIGNMENT.

Licensee shall not have the right to assign this Agreement to any third party without Licensor’s prior written consent in each instance. Licensor shall have the right to assign this Agreement, either in whole or in part, to any third party, provided that Licensor agrees to provide written notice of any such assignment to Licensee.

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16.	MISCELLANEOUS.

16.1	Arbitration. Each party to this Agreement agrees that any controversy, claim, or dispute arising out of or relating to this Agreement, including, without limitation, the interpretation, performance, or breach of this Agreement (a “Dispute”), shall be, to the fullest extent allowed by law, submitted to binding arbitration (an “Arbitration”). The tribunal for any Arbitration shall be the Los Angeles office of JAMS, or its successor. Any Arbitration shall be governed by the JAMS Comprehensive Arbitration Rules And Procedures in effect at the time the Arbitration is initiated. If JAMS is no longer in existence and has no successor at the time a Dispute arises, then the parties to the Dispute shall endeavor in good faith to agree upon a tribunal for an Arbitration; if they are unable to do so, then any party to the Dispute may petition exclusively a state or federal court of competent jurisdiction in Los Angeles County to appoint an arbitral tribunal, Under either of those circumstances, the Arbitration shall be governed by the applicable arbitration rules and procedures of that tribunal in effect at the time the Arbitration is initiated, including any appellate procedure. Any Arbitration shall be conducted before a single neutral arbitrator (an “Arbitrator”) appointed in accordance with the governing arbitral rules (the “Rules”) in addition to any discovery permitted by the Rules, the Arbitrator may permit any deposition and document discovery that he or she deems reasonably necessary to the Arbitration. California substantive and evidentiary law, including the California Evidence Code, shall govern any Arbitration. The fees of the Arbitrator initially shall be split equally between the sides to an Arbitration, subject to the power of the Arbitrator to apportion those fees among the parties as he, she, or they deem just and appropriate. Each party to this Agreement agrees that, if any party institutes an Arbitration, or initiates any proceeding to compel arbitration, to appoint an arbitral tribunal, or to confirm, enforce, correct, or vacate an Award, or any other type of proceeding arising from or relating to this Agreement, then the finally prevailing party in the Arbitration or proceeding shall recover from the losing party all reasonable attorney fees, costs, and expenses incurred therein.

16.2	No Partnership. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto, or constitute either party the agent of the other. Neither party shall hold itself out contrary to the terms of this paragraph, and neither party shall be or become liable by any representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not. Licensee shall not be considered a trustee, pledge holder, fiduciary or agent of Licensor by reason of anything done or any money collected by it.

16.3

Notices. All notices and other communications to be given by either party hereunder shall be in writing and shall be delivered by hand, sent by facsimile (with confirmation), air express, or certified mail return receipt requested. Every notice shall be deemed received if hand-delivered, on the date of delivery; if by

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facsimile, on the next business day; if by air express or otherwise, on the date of delivery. All notices and communication hereunder shall be addressed as follows, unless the parties agree in writing otherwise:

To Licensor:	Shoolery Design, Inc. 6222 Wilshire Blvd., Suite 400 Los Angeles, California 90048-5100 Attention: Kyle Borg

With a copy concurrently to:

Weissmann, Wolff, Bergman, Coleman, Grodin & Eva_l, LLP 9665 Wilshire Boulevard Suite 900 Beverly Hills, California 90212 Attention: Andrew Schmerzier

To Licensee	Public Media Works 4759 Oxford St. Van Nuya, California 91411

16.4	Entire Agreement. This Agreement supersedes and cancels all prior negotiations and understandings in the promises between the parties, and contains all of the terms, conditions and promises of the parties hereto in the premises. No modification hereof shall be valid or binding unless in writing and executed by both parties hereto. No officer, employee or representative of Licensee or Licensor has any authority to make any representation or promise not contained in this Agreement, and neither Licensee nor Licensor have executed this Agreement in reliance on any such representation or promise.

16.5	Violation of Law. Nothing contained herein shall be construed as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law or ordinance contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement affected shall be curtailed and limited only to be the extent necessary to bring it within legal requirements.

16.6	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, and the parties agree that it is executed and delivered in that state.

16.7	Headings. The headings in this Agreement are for information only and do not form part of this Agreement.

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16.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year above written.

LICENSOR:		LICENSEE:

SHOOLERY DESIGN, INC.,		PUBLIC MEDIA WORKS,
a California corporation		a California corporation

By:	/s/ KYLE BORG	By:	/s/ MICHAEL WITTLIN
Name:	Kyle Borg	Name:	Michael Wittlin
Title:	CFO	Title:	V.P.

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